SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                     SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )


 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 {  } Preliminary Proxy Statement
      {  } Confidential, For Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
 {  } Definitive Additional Materials
 {X } Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)


         --------------------------------------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 {  } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 {  } Fee paid previously with preliminary materials.
 {  } Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:






 BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 25, 1999--Birmingham Steel Corporation (NYSE:BIR) today issued the following statement in response to the preliminary proxy statement filed by The United Company Shareholder
 Group:

 "The strategic restructuring we announced on August 18th, which we will discuss in detail in our forthcoming proxy materials, will focus Birmingham Steel on its core mini-mill and scrap operations, which under the leadership of Bob Garvey and his management team have been consistently strong and profitable. It will also seek to divest a division that was acquired by previous management, that also has significant potential, but that has required a tremendous and continuing commitment of our operational and financial resources. As such, we believe our strategic restructuring is the best opportunity to build the near- and long-term value of Birmingham Steel for the benefit of all of our shareholders."

 Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The Company produces steel reinforcing bar, merchant products and SBQ bar, rod and wire. The common stock of Birmingham Steel Corporation is traded on the New York Stock Exchange under the symbol "BIR."

 Notice: except for historical information, the matters described in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including economic conditions, market demand factors, equipment breakdowns or failures, as well as other risks described from time to time in the Corporation's periodic and special filings with Securities and Exchange Commission. Any forward-looking statements contained in this document speak only as of the date hereof, and the Corporation disclaims any intent or obligation to update such forward-looking statements.


      CONTACT: J. Daniel Garrett
               Birmingham Steel Corporation
               205-970-1213
                  or
               Roy Winnick/Roanne Kulakoff
               Kekst and Company
               212-521-4842 or 4837

 Birmingham Steel Corporation (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the 1999 annual meeting of shareholders. The participants in this solicitation may include the directors of the Company (William J. Cabaniss, Jr., C. Stephen Clegg, Alfred C. DeCrane, Jr., E. Mandell de Windt, Robert A. Garvey, E. Bradley Jones, Robert D. Kennedy, Richard de J. Osborne and John H. Roberts) and the following executive officers, members of management and employees of the Company: Robert A. Garvey (Chairman and Chief Executive Officer), William R. Lucas, Jr. (Managing Director - Southern Region & Special Counsel to the CEO), Jack R. Wheeler (Managing Director - Northern Region), Brian F. Hill (Executive Vice President - Chief Operating Officer), Kevin E. Walsh (Executive Vice President - Chief Financial Officer), Catherine W. Pecher (Vice President - Administration & Corporate Secretary), Charles E. Richardson, III (General Counsel), Raymond J. Lepp (Managing Director - Western Region), Philip L. Oakes (Vice President - Human Resources), W. Joel White (Vice President - Information Technology), Robert G. Wilson (Vice President - Business Development) and J. Daniel Garrett (Vice President- Finance & Control).
 As of the date of this communication, none of the foregoing participants individually owned in excess of 1 percent of the Company's common stock or in the aggregate in excess of 1 percent of the Company's common stock.

 The Company has retained Credit Suisse First Boston Corporation ("CSFB") to act as its financial advisor, for which CSFB will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify CSFB and certain related persons against certain liabilities, including liabilities under federal securities laws, arising out of its engagement. CSFB is an investment banking firm that provides a full range of financial services for institutional and individual clients. CSFB does not admit that it or any of its directors, officers or employees is a "participant" as defined in
 Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CSFB. In connection with CSFB's role as financial advisor to the Company, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company: Peter R. Matt, William C. Sharpstone, Murari Rajan and Nils C. Haugestad. In the normal course of its business, CSFB regularly buys and sells securities issued by the Company for its own account and for the accounts of its customers, which transactions may result in CSFB or its associates having a net "long" or net "short" position in the Company's securities, or option contracts or other derivatives in or relating to such securities. As of August 17, 1999, CSFB had a net long position of 1,700 shares of the Company's common stock.